UNITED STATES OF AMERICA
BEFORE THE
BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM
WASHINGTON, D.C.

Written Agreement by and between VILLAGE BANK AND TRUST FINANCIAL CORP. Midlothian, Virginia and	Docket No. 12-047-WA /RB-HC
FEDERAL RESERVE BANK OF RICHMOND Richmond, Virginia

WHEREAS, Village Bank and Trust Financial Corp, Midlothian, Virginia ("Village"), a registered bank holding company, owns and controls Village Bank, Midlothian, Virginia (the "Bank"), a state-chartered nonmember bank, and various nonbank subsidiaries;

WHEREAS, it is the common goal of Village and the Federal Reserve Bank of Richmond (the "Reserve Bank") to maintain the financial soundness of Village so that Village may serve as a source of strength to the Bank;

WHEREAS, Village and the Reserve Bank have mutually agreed to enter into this Written Agreement (the "Agreement"); and

WHEREAS, on June 26, 2012, the board of directors of Village, at a duly constituted meeting, adopted a resolution authorizing and directing Thomas W. Winfree to enter into this Agreement on behalf of Village, and consenting to compliance with each and every provision of this Agreement by Village and its institution-affiliated parties, as defined in sections 3(u) and

8(b)(3) of the Federal Deposit Insurance Act, as amended (the "FDI Act") (12 U.S.C. §§ 1813(u) and 1818(b)(3)).

NOW, THEREFORE, Village and the Reserve Bank agree as follows:

Source of Strength

1.           The board of directors of Village shall take appropriate steps to fully utilize Village's fmancial and managerial resources, pursuant to section 38A of the FDI Act (12 U.S.C. § 1831 o-1) and section 225.4 (a) of Regulation Y of the Board of Governors of the Federal Reserve System (the "Board of Governors") (12 C.F.R. § 225.4(a)), to serve as a source of strength to the Bank, including, but not limited to, taking steps to ensure that the Bank complies with the Consent Order entered into with the Federal Deposit Insurance Corporation ("FDIC") dated February 3, 2012, and any other supervisory action taken by the Bank's federal or state regulator.

Dividends and Distributions

2.    (a)    Village shall not declare or pay any dividends without the prior written approval of the Reserve Bank and the Director of the Division of Banking Supervision and Regulation (the "Director") of the Board of Governors.

(b)    Village shall not directly or indirectly take dividends or any other form of payment representing a reduction in capital from the Bank without the prior written approval of the Reserve Bank.

(c)    Village and its nonbank subsidiaries shall not make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without the prior written approval of the Reserve Bank and the Director.

(d)    All requests for prior approval shall be received by the Reserve Bank at least 30 days prior to the proposed dividend declaration date, proposed distribution on subordinated debentures, and required notice of deferral on trust preferred securities. All requests shall contain, at a minimum, current and projected information on Village's capital, earnings, and cash flow; the Bank's capital, asset quality, earnings, and allowance for loan and lease losses; and identification of the sources of funds for the proposed payment or distribution. For requests to declare or pay dividends, Village must also demonstrate that the requested declaration or payment of dividends is consistent with the Board of Governors' Policy Statement on the Payment of Cash Dividends by State Member Banks and Bank Holding Companies, dated November 14, 1985 (Federal Reserve Regulatory Service, 4-877 at page 4-323).

Debt and Stock Redemption

3.   (a)    Village and any nonbank subsidiary shall not, directly or indirectly, incur, increase, or guarantee any debt without the prior written approval of the Reserve Bank. All requests for prior written approval shall contain, but not be limited to, a statement regarding the purpose of the debt, the terms of the debt, and the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment.

(b)   Village shall not, directly or indirectly, purchase or redeem any shares of its stock without the prior written approval of the Reserve Bank.

Capital Plan

4.    Within 60 days of this Agreement, Village shall submit to the Reserve Bank an acceptable written plan to maintain sufficient capital at Village on a consolidated basis. The plan shall, at a minimum, address, consider, and include:

(a)    The consolidated organization's and the Bank's current and future capital requirements, including compliance with the Capital Adequacy Guidelines for Bank Holding Companies: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and D of Regulation Y of the Board of Governors (12 C.F.R. Part 225, App. A and D) and the applicable capital adequacy guidelines for the Bank issued by the Bank's federal regulator;

(b)    the adequacy of the Bank's capital, taking into account the volume of classified credits, concentrations of credit, allowance for loan and lease losses, current and projected asset growth, and projected retained earnings;

(c)    the source and timing of additional funds necessary to fulfill the consolidated organization's and the Bank's future capital requirements;

(d)    supervisory requests for additional capital at the Bank or the requirements of any supervisory action imposed on the Bank by its federal regulator; and

(e)    the requirements of section 38A of the FDI Act and section 225.4(a) of Regulation Y of the Board of Governors that Village serve as a source of strength to the Bank.

5.    Village shall notify the Reserve Bank, in writing, no more than 45 days after the end of any quarter in which any of Village's capital ratios fall below the approved plan's minimum ratios. Together with the notification, Village shall submit an acceptable written plan that details the steps that Village will take to increase Village's capital ratios to or above the approved plan's minimums.

Compliance with Laws and Regulations

6.           (a)    In appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, Village shall comply with the notice provisions of section 32 of the FDI Act 12 U.S.C. § 1831i) and Subpart H of Regulation Y of the Board of Governors
(12 C.F.R. §§ 225.71 et seq.).

(b)    Village shall comply with the restrictions on indemnification and severance payments of section 18(k) of the FDI Act (12 U.S.C. § 1828(k)) and Part 359 of the FDIC's regulations (12 C.F.R. Part 359).

Affiliate Transactions

7.    (a)    Village shall take all necessary actions to ensure that the Bank complies with sections 23A and 23B of the Federal Reserve Act (12 U.S.C. §§ 371C AND 371C-1) and Regulation W of the Board of Governors (12 C.F.R. Part 223) in all transactions between the Bank and its affiliates, including but not limited to Village and any nonbank subsidiary.

(b)           Village and any nonbank subsidiary shall not cause the Bank to violate any provision of sections 23A and 23B of the Federal Reserve Act or Regulation W of the Board of Governors.

(c)           Within 30 days of this Agreement, Village shall submit to the Reserve Bank an acceptable written plan to correct all violations of section 23A and Regulation W in which Village participated.

Cash Flow Projections

8.           Within 60 days of this Agreement, Village shall submit to the Reserve Bank a written statement of its planned sources and uses of cash for debt service, operating expenses, and other purposes ("Cash Flow Projection") for 2012. Village shall submit to the Reserve Bank a Cash Flow Projection for each calendar year subsequent to 2012 at least one month prior to the beginning of that calendar year.

Progress Reports

9.    Within 30 days after the end of each calendar quarter following the date of this

Agreement, Village shall submit to the Reserve Bank written progress reports detailing the form and manner of all actions taken to secure compliance with the provisions of this Agreement and the results thereof, and a parent company only balance sheet, income statement, and, as applicable, report of changes in stockholders' equity.

Approval and Implementation of Plan

10.   (a)  Village shall submit a written capital plan that is acceptable to the Reserve Bank within the applicable time periods set forth in paragraphs 4 and 5 of this Agreement.

(b)           Within 10 days of approval by the Reserve Bank, Village shall adopt the approved capital plan. Upon adoption, Village shall promptly implement the approved plan, and thereafter fully comply with it.

(c)           During the term of this Agreement, the approved capital plan shall not be amended or rescinded without the prior written approval of the Reserve Bank.

Communications

11.     All communications regarding this Agreement shall be sent to:

(a)	Ms. Joan T. Garton
Vice President
Federal Reserve Bank of Richmond P.O. Box 27622
Richmond, Virginia 23261-7622
(b)	Mr. Thomas W. Winfree
President and Chief Executive Officer Village Bank & Trust Financial Corp. P.O. Box 330
Midlothian, Virginia 23113

Miscellaneous

12.         Notwithstanding any provision of this Agreement, the Reserve Bank may, in its sole discretion, grant written extensions of time to Village to comply with any provision of this Agreement.

13.         The provisions of this Agreement shall be binding upon Village and its institution-affiliated parties, in their capacities as such, and their successors and assigns.

14.         Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated, or suspended in writing by the Reserve Bank.

15.         The provisions of this Agreement shall not bar, estop, or otherwise prevent the Board of Governors, the Reserve Bank, or any other federal or state agency from taking any other action affecting Village, the Bank, any nonbank subsidiary of Village, or any of their current or former institution-affiliated parties and their successors and assigns.

16.         Pursuant to section 50 of the FDI Act (12 U.S.C. § 1831aa), this Agreement is enforceable by the Board of Governors under section 8 of the FDI Act (12 U.S.C. § 1818).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 26th day of June, 2012.

VILLAGE BANK & TRUST	FEDERAL RESERVE BANK
FINANCIAL CORP.	OF RICHMOND
By: /s/ Thomas W. Winfree	By: /s/ Joan T. Garton
Thomas W. Winfree	Joan T. Garton
President and	Vice President
Chief Executive Officer